FOR IMMEDIATE RELEASE

CONTACT

Kristine D. Brenner

Director of Investor Relations

(810) 257-2506

kristine.brenner@citizensbanking.com

Citizens Republic Bancorp Announces Termination of

Written Agreement with Federal Reserve Bank and OFIR

FLINT, MICHIGAN, April 19, 2012 -— Citizens Republic Bancorp (Nasdaq: CRBC) announced today that the Federal Reserve Bank of Chicago and the Michigan Office of Financial and Insurance Regulation (OFIR) have terminated their written agreement with Citizens, and its subsidiary, Citizens Bank dated July 28, 2010.

“The lifting of our regulatory agreement is a reflection of the continuous efforts made by our team to improve capital, earnings and asset quality,” said Cathy Nash, President and Chief Executive Officer. “This is another indication of our success at executing on our strategies. We remain committed to returning long-term value for our shareholders.”

Corporate Profile

Citizens Republic Bancorp, Inc. is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens serves communities in Michigan, Ohio, and Wisconsin with 219 offices and 248 ATMs. Citizens is the largest bank holding company headquartered in Michigan with roots dating back to 1871 and is the 57th largest bank holding company headquartered in the United States. More information about Citizens is available at www.citizensbanking.com.